Exhibit 10.1

TAX EQUALIZATION AGREEMENT

THIS TAX EQUALIZATION AGREEMENT (the “Agreement”) is made and entered into this 28th day of July, 2004, by and among (1) the Louisiana Board of Commerce and Industry (“Board”), and the State of Louisiana, represented herein by the Honorable Kathleen Babineaux Blanco, the duly elected Governor of the State of Louisiana, (“State”) (the Board and the State collectively referred to herein as “Louisiana”), and (2) Alliance Trading, Inc. and its successors, (“Alliance”), Superior Commerce, LLC, and its successors (“Commerce”), Cypress, Inc., and its successors (Alliance, Commerce and Cypress collectively referred to herein as the “Nevada Entities”), and SCP Pool Corporation, its affiliated domestic entities owned directly or indirectly fifty percent or more by SCP Pool Corporation, and the successors to SCP Pool Corporation and the aforementioned affiliated entities (collectively referred to herein as “POOL”).

RECITALS

WHEREAS, Alliance is primarily engaged in the management of intellectual property and other intangibles, including without limitation registration, maintenance, licensing and oversight of EPA registrations, trademarks, servicemarks, and patents;

WHEREAS, Commerce is primarily engaged in the business of acquiring certain trade receivables for fair market value and securing third party financing;

WHEREAS, Cypress is primarily engaged in the procurement of internationally sourced swimming pool supplies, equipment, related pool parts and supplies and other leisure related products and merchandise for POOL and certain non-affiliated businesses;

WHEREAS, bringing these Nevada entities to this State will result in the employment of new employees in this State and also bring about the potential for growth through the best efforts of those companies in the future;

WHEREAS, POOL is primarily engaged in the wholesale distribution of swimming pool supplies, equipment, related pool parts and supplies and other leisure related products and merchandise to retailers, dealers, service contractors and pool builders;

WHEREAS, each of the Nevada Entities are presently headquartered in Las Vegas, Nevada;

WHEREAS, the state of Nevada has a greater tax advantage to the Nevada Entities than the taxing structure of the State;

WHEREAS, Louisiana recognizes that the encouragement of new headquarters to locate in the State is essential to the continued growth and development of the State and to the continued prosperity and welfare of the people of the State;

WHEREAS, Louisiana recognizes that new headquarters, which might otherwise locate in the State, locate in other states because of lower taxes imposed by such other states;

WHEREAS, Louisiana desires to encourage the Nevada Entities to locate in the State by equalizing taxes imposed upon the Nevada Entities to the levels imposed by Nevada;

WHEREAS, POOL is contemplating locating in another state, Florida, which has a greater tax advantage than the taxing structure of Louisiana;

WHEREAS, Louisiana acknowledges that the continued operation and maintenance of POOL’s chief corporate headquarters in St. Tammany Parish will provide significant economic benefit to Louisiana;

WHEREAS, POOL acknowledges that while this Agreement is effective it will add new jobs to its Covington, Louisiana headquarters absent a compelling business reason to locate the jobs elsewhere; and will locate other of its subsidiary headquarters in Louisiana when appropriate for its business;

WHEREAS, the Nevada Entities acknowledge that while this Agreement is effective they will add new jobs to the Covington, Louisiana headquarters absent a compelling business reason to locate the jobs elsewhere;

WHEREAS, POOL intends to assess the feasibility of locating additional distribution and/or warehouses in the State, including the feasibility of utilizing the State’s ports when appropriate for its business;

WHEREAS, in connection with the relocation of the Nevada Entities, Louisiana desires to encourage POOL to maintain its headquarters in Louisiana by equalizing taxes imposed upon POOL to the levels imposed by other states;

WHEREAS, the Nevada Entities and POOL agree to exercise a good faith effort to contract with or to do business with businesses domiciled in the State while this Agreement is effective;

WHEREAS, the secretary of the Department of Economic Development has made a recommendation to the Governor to extend an invitation to the Nevada Entities and POOL to apply for tax equalization;

WHEREAS, the Nevada Entities and POOL have received an invitation from the Governor to apply for tax equalization and have each submitted the requisite documents to the Louisiana Department of Economic Development;

WHEREAS, the Louisiana Department of Economic Development, with the assistance of the Louisiana Department of Revenue, has reviewed the applications of the Nevada Entities and POOL and has determined that the requirements for an exemption contract have been satisfied;

WHEREAS, the Louisiana Department of Economic Development has recommended to the Board that this Agreement be entered into;

WHEREAS, the Board has reviewed the Louisiana Department of Economic Development’s recommendations for exemptions and concurs in the recommendation of the Louisiana Department of Economic Development;

WHEREAS, the Louisiana Department of Revenue has notified the Board that it has no objection to this Agreement and the exemptions and/or credits provided for herein;

WHEREAS, the Board has notified the Governor that no objection was filed by the Louisiana Department of Revenue and recommends to the Governor that this Agreement be entered into;

WHEREAS, in exchange for the agreements specified herein, Louisiana, the Nevada Entities and POOL have agreed to execute and deliver this Agreement, according to the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

AGREEMENT

1. TERM OF EQUALIZATION

Unless otherwise terminated in accordance herewith, this Agreement shall be in effect for and apply to each of the Nevada Entities’ and POOL’s taxable years beginning after December 31, 2003 and ending before January 1, 2009 for income tax and beginning after December 31, 2004 and ending before January 1, 2010 for franchise tax and at the option of the Nevada Entities’ and/or POOL upon sixty days written notice, is subject to renewal for an additional five years thereafter.

2. SCOPE OF EQUALIZATION

2.1 Nevada Franchise and Income Tax. Louisiana and the Nevada Entities hereby agree for each taxable period during which this Agreement is in effect, that the Nevada Entities shall be subject to Louisiana corporation income and franchise taxes in an amount not to exceed the corporation income and franchise taxes each of the Nevada Entities would be subject to if they were domiciled in the State of Nevada. This Agreement assumes the total tax liabilities of the Nevada Entities for all other state and local taxes imposed by Louisiana and Nevada to be presently, and for the term of this agreement, comparable.

2.2 Florida Franchise and Income Tax. Louisiana and POOL hereby agree that for each taxable period during which this Agreement is in effect, POOL shall be subject to Louisiana corporation income and franchise taxes in an amount not to exceed the corporation income and franchise taxes POOL would be subject to if it was domiciled in the State of Florida. This Agreement assumes the total tax liabilities of POOL for all other state and local taxes imposed by Louisiana and Florida to be presently, and, for the term of this Agreement, comparable.

2.3 Tax Equalization Credit. For each taxable period during which this Agreement is in effect, the aggregate excess of the amount of Louisiana corporation income and franchise taxes that are due for any taxable period covered by this Agreement by the Nevada Entities and POOL to Louisiana over the amount of corporation income and franchise taxes that would be due or paid to Nevada and Florida, as applicable, shall be referred to as the “Louisiana Tax Equalization Credit”. For each such taxable period, the Louisiana Tax Equalization Credit shall be used by the Nevada Entities and/or POOL to reduce the aggregate amount of Louisiana corporation income or franchise taxes due by the Nevada Entities and POOL for each such taxable period. POOL shall be entitled to a credit in the first year of this Agreement for the Qualified Target Industry Tax Refund offered by the State of Florida based on 160 jobs; provided however, this credit shall be limited to the 80% that would be paid by the State of Florida. In the event the Louisiana Tax Equalization Credit for any one taxable year results in the Nevada Entities and POOL’s aggregate overpayment of Louisiana corporation income and/or franchise tax, such amount shall be carried forward to the following tax years until exhausted.

2.4 Offset. Neither the Nevada Entities nor POOL shall be required to offset or reduce the Louisiana Tax Equalization Credit for any taxable period for any reason, including, without limitation, any offsets or reductions for additional costs that may have been incurred if the Nevada Entities or POOL’s headquarters were located in Florida or Nevada, as applicable.

3. CONDITIONS AND COVENANTS

So long as this Agreement is in effect, the following conditions and covenants shall apply:

1.	Upon the filing of each of the Nevada Entities’ and POOL’s annual Louisiana corporation income and franchise tax returns, the Nevada Entities and POOL shall provide the Louisiana Department of Revenue (the “DOR”) with a compilation of their corresponding income and franchise taxes paid or incurred in Louisiana for the applicable taxable period as compared to Florida or Nevada, as applicable. Such compilation shall be made a part of such annual Louisiana corporation income and franchise tax returns.

2.	Louisiana agrees that it shall not require that a third party certify and/or prepare the Nevada Entities’ or POOL’s respective compilations of their corresponding income and franchise taxes in Louisiana as compared to Florida or Nevada, as applicable, provided that upon the Nevada Entities’ and/or POOL’s filing of such annual Louisiana corporation and income and franchise tax returns, each of the Nevada Entities and POOL, as applicable, represents to the Department of Revenue that the information and data furnished is true and correct and that it is not aware of any material changes to the tax laws of the corresponding Florida and Nevada jurisdictions. The Department of Revenue shall have the right to examine, audit or investigate the returns and information in accordance with the Investigation and Hearings provisions of R.S. 47:1541 et seq.

3.	The Nevada Entities and SCP POOL Corporation agree to maintain their headquarters in the State and the Nevada Entities shall initially have at least four employees and POOL shall continue to maintain its corporate headquarters in Louisiana and to employ at least 160 employees at that headquarters. Any new employees conducting administrative/headquarters functions added to either the Nevada Entities or SCP Pool Corporation shall be added to a Louisiana location unless the companies have a compelling business reason to have the employees located elsewhere. The Nevada Entities and SCP Pool Corporation shall make an annual report of all new domestic administrative/headquarters hires according to the function of the position, salary range, and location of the employee to the Louisiana Department of Economic Development. This annual report shall be due on or before thirty days after the fiscal year end of the Nevada Entities and SCP Pool Corporation. The first report shall be filed within thirty days of the date this Agreement is executed and shall be the basis for all subsequent annual reports.

4.	The Nevada Entities and POOL agree to an annual review and inspection by the Department of Economic Development and upon reasonable notice and during normal business hours, shall make all books and records of the Nevada entities and POOL related to and covered by this Agreement available for inspection. The Nevada Entities and POOL agree to have an officer of authority in attendance at the annual review. Included in this annual review shall be a review of employment data on the average number of jobs by month for the Nevada Entities and POOL.

5.	The Nevada Entities and POOL agree to provide a right of first refusal to businesses domiciled in the State for goods and/or services provided to the Nevada Entities and/or POOL in the State, provided that such businesses can perform such contract or business activity under similar terms and conditions, including without limitation quality and cost, that are comparable to or better than the Nevada Entities’ and/or POOL’s alternatives and at no additional cost or burden to the Nevada Entities and/or POOL.

6.	The Nevada Entities and POOL agree that to the extent economically disadvantaged contractors are available, they will designate and set a goal for awarding contracts to certified economically disadvantaged businesses, as defined by the Louisiana Department of Economic Development; provided that it is without added expense or burden to the Nevada Entities or POOL and provided further that such certified economically disadvantaged businesses (i) are majority owned and operated by residents of the State; (ii) are competent to deliver and/or perform the required products and services in a timely manner; and (iii) can perform such services or provide such goods under similar terms and conditions, including without limitation quality and cost, that are comparable to or better than the Nevada Entities’ and/or POOL’s alternatives.

7.	The Board agrees to provide the Nevada Entities and POOL with its rules and regulations pertaining to the identification and certification of economically disadvantaged businesses and further to provide the Nevada Entities and POOL with a list of certified economically disadvantaged businesses on a no less than annual basis. If there are no certified economically disadvantaged businesses available or if the Board fails to provide the Nevada Entities or POOL with a list of certified economically disadvantaged businesses, the Nevada Entities and POOL shall be deemed to be in compliance with this Agreement.

8.	Louisiana agrees that the Nevada Entities and POOL shall be deemed to be in compliance with this Agreement until they receive written notice of noncompliance from the Board in accordance with Section 5.1 below.

4. REPRESENTATIONS AND WARRANTIES

Louisiana hereby represents and warrants to POOL as follows:

1.	The Board, the State and Governor Blanco, on behalf of State, have all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Board and the State and constitutes, and each other agreement, instrument or document executed or to be executed by on behalf of the Board and the State in connection with this Agreement has been, or when executed will be, duly executed and delivered by the Board and the State and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Board and the State, enforceable against the Board and the State in accordance with its respective terms.

2.	Neither the execution, delivery or performance of this Agreement by the Board, the State or Governor Blanco, on behalf of the State does or will violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any kind of any governmental entity or will require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity not otherwise provided and attached hereto. Moreover, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary for the consummation of this Agreement shall have been obtained or filed or shall have occurred.

5. DEFAULT AND EARLY TERMINATION

5.1 Default; Notice. This Agreement may be terminated upon the breach of any provision contained herein provided that the nonbreaching party provides the breaching party with written notice thereof and within 120 days of such written notice the breach is neither (i) cured, nor (ii) the subject of a mutually agreed plan to cure. Such notice shall state with reasonable particularity the nature of the breach or other reasons justifying termination, and the steps required to cure if such breach is by its nature curable,

5.2 Effect of Termination. The termination of this Agreement shall not prejudice any credits, benefits or rights under this Agreement which may have accrued up to the date the breaching party receives written notice of the breach. In the event either the Nevada Entities or POOL is found to be in breach, all credits accruing after the date the breaching party receives written notice of such breach shall be waived.

6. MISCELLANEOUS

6.1 Assignment; Binding Effect. This Agreement and the transactions and other instruments provided for herein shall be binding upon and inure to the benefit of the parties, their legal representatives, successors, and assignees.

6.2 Limitation on Rights of Others. Except as specifically provided in section 6.1 above, nothing in this Agreement, whether express or implied, shall be construed to give any person or entity, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement.

6.3 Limitation on Liability. The Nevada Entities and/or POOL shall not have any liability for the performance of this Agreement except as expressly set forth herein.

6.4 Notice. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only upon of delivery by: (a) personal delivery to the designated individual; (b) certified or registered mail, postage prepaid, return receipt requested; (c) a nationally recognized overnight courier service with confirmation of receipt; or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

If to any of the Nevada Entities, to:

Alliance Trading, Inc., Superior Commerce, LLC, or Cypress, Inc.
c/o SCP Pool Corporation
109 Northpark Boulevard, 4th Floor
Covington, Louisiana 70433-5001
Attention: President
Facsimile: 985-801-8269

If to POOL, to:

SCP POOL CORPORATION
109 Northpark Boulevard, 4th Floor
Covington, Louisiana 70433-5001
Attention: Mr. Manuel J. Perez de la Mesa
Facsimile: 985-801-8269

If to the Board, to:

Louisiana Board of Commerce and Industry
Post Office Box 94185
Baton Rouge, Louisiana 70804-9185
Attention: Mr. Mike Williams
Facsimile: 225-342-0142

If to the State, to:

Louisiana Department of Economic Development
Post Office Box 94185
Baton Rouge, Louisiana 70804-9185
Attention: Secretary
Facsimile: 225-342-9095

Any of the above addresses may be changed at any time by notice delivered to the other party as provided above; provided, however, that any such notice with respect to change of address shall be effective only upon receipt.

6.5 Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

6.6 Schedules. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, and in any case such term or provision shall be deemed amended to the extent necessary to make it no longer invalid, illegal or unenforceable.

6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

6.9 Governing Law and Legal Actions. This Agreement shall be governed by and construed under the laws of the State of Louisiana without regard to conflicts of law provisions thereof. The parties agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by Louisiana or federal law. Any disputes arising under this Agreement shall be resolved using Alternative Dispute Resolution including mediation and arbitration.

6.10 Effect of Title and Headings. The title of this Agreement and the headings of its sections and subsections are included solely for convenience and shall not govern, limit or aid in the interpretation of any terms or provision of this Agreement.

6.11 Construction. The Parties acknowledge and agree that both Parties have participated in the drafting and negotiation of all provisions of this Agreement, and each party hereby waives and agrees not to assert that any ambiguity should be construed for or against either party. Except as otherwise specified, references in this Agreement to sections, subsections, paragraphs and Schedules are to sections, subsections, and paragraphs of, and Schedules attached to, this Agreement. Except where the context clearly requires to the contrary, “including” shall mean “including, without limitation”.

6.12 Further Action. Each of the Parties hereto shall use its best efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above.

CYPRESS, INC.		ALLIANCE TRADING, INC.

By:	/s/ Alex Bandak	By:	/s/ David Chess
Name:	Alex Bandak	Name:	David Chess
Title:	President	Title:	President

SUPERIOR COMMERCE, LLC		SCP POOL CORPORATION

By:	/s/ Steven Cassanova	By:	/s/ Manuel J. Perez de la Mesa
Name:	Steven Cassanova	Name:	Manuel J. Perez de la Mesa
Title:	President	Title:	President and Chief Executive Officer

STATE OF LOUISIANA		LOUISIANA BOARD OF COMMERCE AND INDUSTRY

By:	/s/ Kathleen Babineaux Blanco	By:	/s/ Noel Murano
Name:	Kathleen Babineaux Blanco	Name:	Noel Murano
Title:	Governor	Title:	Chairman